Merdinger, Fruchter, Rosen & Corso, P. C.


CONSENT OF INDEPENDENT ACCOUNTANTS


July 27, 2002


Board of Directors
Premier Axium ASP, Inc.
21481/2West Sunset Blvd.
Los Angeles, California 90026

Gentlemen:

        We hereby consent to the use of our audit report dated April 30, 2002 of Premier Axium ASP, Inc. for the year ended December 31, 2001 in the Form S-8 of Premier Axium ASP, Inc. dated June 27, 2002.





Merdinger, Fruchter, Rosen & Corso, P. C.




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